UNITED STATES
		     SECURITIES AND EXCHANGE COMMISSION
			    Washington, D.C. 20549

				   FORM 15

	 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
	   SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
	   SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

					  Commission File Number: 1-10922


			 BANGOR HYDRO-ELECTRIC COMPANY
	 ----------------------------------------------------------
	    (Exact name of registrant as specified in its charter)


	     33 State Street, Bangor, Maine 04401, 207-945-5621
	 ----------------------------------------------------------
	 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                        7% Preferred Stock, $100 Par Value
			4 1/4% Preferred Stock, $100 Par Value
					 and
		     4% Preferred Stock Series A, $100 Par Value
	 -------------------------------------------------------------
	    (Title of each class of securities covered by this Form)


                                     NONE
	 --------------------------------------------------------------
          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)



Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i) [X]
Rule 12g-4(a)(1)(ii)[ ]
Rule 12g-4(a)(2)(i) [ ]
Rule 12g-4(a)(2)(ii)[ ]


Rule 12h-3(b)(1)(i) [ ]
Rule 12h-3(b)(1)(ii)[ ]
Rule 12h-3(b)(2)(i) [ ]
Rule 12h-3(b)(2)(ii)[ ]
Rule 15d-6 [ ]



Approximate number of holders of record of stock as of the certification or notice date:

7% Preferred Stock, $100 Par Value                    195
4 1/4% Preferred Stock, $100 Par Value                  0
4% Preferred Stock Series A, $100 Par Value             0
Common Stock (Deregistered October 23, 2001)            1


			      --------

Pursuant to the requirements of the Securities Exchange Act of 1934, Bangor Hydro-Electric Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: March 18, 2003           By: /s/ David R. Black
				--------------------------------------

				Name:   David R. Black
				Title: Treasurer